SHARE REPURCHASE AGREEMENT

THIS AGREEMENT made as of May 12, 2005

BETWEEN:

XTEN NETWORKS, INC., a Nevada corporation, having an office at Suite 188, 4664 Lougheed Highway, Burnaby, British Columbia V5C 5T5

(herein called the “Purchaser”)

AND:

MARTY HOFMEISTER, of #206 – 57 Agnes Street, New Westminster, B.C.

(herein called the “Vendor”)

WHEREAS:

A.                     Pursuant to the Purchaser’s Articles of Incorporation, the Purchaser has the power to purchase, hold, sell and transfer shares of its own capital stock and use therefor its capital, capital surplus, surplus or other property or fund; and

B.                     The Purchaser wishes the purchase thirteen thousand (13,000) common shares (the “Shares”) registered in the name of Marty Hofmeister, an employee of the Purchaser, at a price of US$0.0001 per share for a total purchase price of US$1.30 (the “Purchase Price”) as agreed in the letter agreement dated December 18, 2003 between the parties hereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.                      Subject to the terms and conditions of this Agreement, the Vendor hereby sells and transfers to the Purchaser, who hereby purchases and accepts from the Vendor, the Shares free and clear of all liens and encumbrances whatsoever.

2.                      The Purchase Price shall be paid and satisfied by the Purchaser as soon as practicable after the execution of this Agreement.

3.                      Each party shall at any time, and from time to time hereafter, take any and all steps and execute, acknowledge and deliver to the other party any and all further deeds, instruments and assurances that the other party may reasonably require for the purpose of giving full force and effect to the provisions of this Agreement.

4.                      No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided shall be limited to the specific breach waived.

5.                      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

6.                      It is intended that all provisions of this Agreement shall be fully binding and effective between the parties, but in the event that any particular provision or provisions or a part of one is found to be void, voidable or unenforceable for any reason whatever, then the particular provision or provisions shall be deemed severed from the remainder of this Agreement and all other provisions shall remain in full force.

7.                      This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated, in all respects, as a British Columbia contract.

8.                      This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

XTEN NETWORKS, INC.

Per:	/s/ Mark Bruk
Authorized Signatory

WITNESSED BY: /s/ Joel Frigon Name 19336 Park Road, Pitt Meadows Address Software Tester Occupation	) ) ) ) ) ) ) )	/s/ Marty Hofmeister MARTY HOFMEISTER